Exhibit 99.1

Investor Contact	Media Contact
Thomas Redington	Matthew Cossolotto
Phone: 203-222-7399	Phone: 914-245-9721
tredington@redingtoninc.com

matthew@ovations.com

DIGITAL ANGEL CORPORATION REPORTS SECOND QUARTER AND FIRST HALF
RESULTS FOR 2003

Year-to-date revenue jumps 16.3 percent –
animal applications segment records 24.6 percent increase

SO. ST. PAUL, MN AUG. 14 – Digital Angel Corporation (AMEX: DOC) reported revenue of $19.8 million for the six months ended June 30, 2003 an increase of $2.8 million, or 16.3 percent, over the year-ago period.

Revenue during the first six months of 2003 for the Company’s animal applications segment increased 24.6 percent, rising from $10.4 million last year to $13.0 million this year.

The net loss for the six-month period just ended was $2.3 million, or $0.09 per basic and diluted share, compared to a net loss a year ago of $24.0 million, or $1.06 per basic and diluted share.  The year-ago results included costs associated with debt assumed by Applied Digital Solutions, Inc. and non-cash compensation expense.

Expenses in the six months just ended included $2.1 million in research and development.  This R&D facilitates the Company’s second-generation Digital Angel™ GPS product that functions on GSM wireless protocol with enhanced GPS capability, along with a new family of implantable bio-sensing and identification products for the companion pet and livestock markets, including previously announced Bio-Thermo™ temperature-sensing microchips.

For the three months ended June 30, 2003, revenue totaled $8.4 million and the net loss totaled $2.4 million, or $0.09 per basic and diluted share, compared to revenue of $9.2 million and a net loss of $1.5 million, or $0.06 per basic and diluted share, in the year-ago period.  The year-over-year revenue decline was primarily due to the fact that some product deliveries were shifted from the first quarter last year into the second quarter, resulting in unusually high second-quarter revenues.

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About Digital Angel Corporation

Digital Angel TM technology represents the first-ever combination of advanced sensors and Web-enabled wireless telecommunications linked to Global Positioning Systems (GPS).  By utilizing advanced sensor capabilities, Digital Angel is able to monitor key functions-such as ambient temperature and physical movement-and transmit that data, along with accurate emergency location manufactures and markets implantable identification microchips the size of a grain of rice for use in humans, companion pets, fish and livestock.  Digital Angel Corp. owns the patents for its inventions in all applications of the implantable microchip technology for humans and animals.  On March 27, 2002, Digital Angel Corporation completed a merger with Medical Advisory Systems, Inc., which for two decades has operated a 24/7, physician-staffed response center in Owings, Maryland.  Prior to the merger, Digital Angel Corporation was a 93% owned subsidiary of Applied Digital Solutions, Inc.  (Nasdaq: ADSX), which now is the beneficial owner of the company.  For more information about Digital Angel Corp., visit www.DigitalAngelCorp.com.

Statements about the company’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the company’s actual results could differ materially from expected results. The company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

8/14/03

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

Condensed Balance Sheets
(in thousands)

	June 30, 2003	December 31, 2002
	(Unaudited)
Total Current Assets	$14,167	$10,763
Property and Equipment, net	7,623	7,769
Goodwill and Other Intangible Assets, net	48,740	48,893
Other Assets, net	342	373
Total Assets	$70,872	$67,798

Current Liabilities	$14,206	$9,124
Long-Term Debt and Notes Payable	3,289	3,314
Deferred Revenue	140	50
Minority Interest	188	298
Stockholders’ Equity	53,049	55,012
Total Liabilities and Stockholders’ Equity	$70,872	$67,798

Statement of Operations Data
(in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
	(Unaudited)
Total Revenue, net	$8,360	$9,239	$19,758	$16,993
Gross Profit	3,042	4,055	8,406	7,258
Net Loss	(2,377)	(1,498)	(2,267)	(24,009)
Net Loss per Common Share-basic and diluted	(0.09)	(0.06)	(0.09)	(1.06)

Selected Cash Flow Data
(in thousands)

	For the Six Months Ended June 30,
	2003	2002
	(Unaudited)
Net Cash Used In Operating Activities	$(2,293)	$(1,031)
Net Cash Used in Investing Activities	(523)	(547)
Net Cash Provided by Financing Activities	2,602	1,389
Net Decrease in Cash and Cash Equivalents	(214)	(12)